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GENESIS MICROCHIP INC.

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To Our Stockholders,
      Fiscal 2006 marked a year of strong revenue and earnings growth for Genesis, as the flat-panel TV and LCD monitor markets continued their expansion, with Genesis continuing to enjoy solid market share. This past year, Genesis invested significant resources in the development of our Digital TV controller solutions in order to meet customer demand for highly integrated products with unparalleled video quality. This investment in our future technology portfolio complements the integrated advanced TV solutions that we currently offer to the world’s largest consumer electronics manufacturers.
      Revenues increased a strong 32 percent from fiscal 2005 to $269.5 million. More significantly, the company’s flat-panel TV revenues increased 81 percent. In our monitor business, revenues increased 7 percent, despite the continued price pressure in that area of our business. We shipped a total of 62.6 million controllers, an increase of 37 percent in unit shipments over our fiscal year 2005, and a new record for Genesis. The continued shift in our mix of revenue towards our TV products, along with a diligent effort towards managing product costs drove a gross margin increase from 38.6 percent to 43.2 percent in 2006. We actively managed our spending, and as a result, operating expenses decreased as a percentage of revenue. We returned to profitability, delivering net income of $18.4 million dollars in fiscal 2006 as compared to a net loss of $9.4 million in fiscal 2005. We closed the year with a strong balance sheet, with $185.4 million in cash and short-term investments and no debt.
      We extended our leadership in the display industry by continuing our focus on innovation and integration. A vital part of our strategy is the development of new products that deliver the industry’s best display quality, while at the same time offering advanced integration to increase performance, functionality, and to reduce our customers’ product costs. To that end, we introduced several new products during the year. PurVIEW HDtm marked the Company’s entry into the HD Digital TV market. The Company introduced Cortez Advanced and Cortez Plus, new additions to our widely adopted Cortez family, featuring true 10-bit performance, the next generation of Faroudja® video processing and support for 1080p displays. We also launched the Oak family of controllers which offers DCDi® by Faroudja video processing and our unique ACM-3Dtm color management technologies for multi-function LCD monitors (MFMs) and LCD TVs. Additionally we introduced the gm5766, a low-cost, memoryless controller in the Phoenix family that features true six axis color controls to address the mainstream and performance LCD monitor markets. And finally, with the introduction of the gm7746, a high resolution LCD panel timing controller for 8 and 10-bit, true HD resolution TV panels and WUXGA monitor panels, the Company widened its portfolio of addressable markets.

While a strong product portfolio gives Genesis a distinct competitive advantage, we know that the bottom line is driven by how well we take care of our customers. Our technical staff members are regular fixtures at our customers’ facilities, and truly share in the responsibility of launching their newest products into production. I am very proud to announce that one of these customers, Philips Electronics, bestowed Genesis with the Supplier of the Year award in recognition of our outstanding support. Our customers cite our in-country support and design expertise as key factors in their decision to use Genesis as their primary display controller supplier.

Building on our strong relationships with five of the world’s largest LCD TV manufacturers and our 2006 design-cycle momentum, I believe that Genesis is well-positioned for continued growth in the highly competitive flat-panel TV and LCD monitor markets. I firmly believe our broad portfolio of display controller solutions, combined with our solid top-tier customer relationships and our improved financial performance, position Genesis to remain the leader in our key markets.

Elias Antoun President and CEO